2000 IDS Center
80 South 8th Street
Minneapolis, MN 55402-2119
Tel: 612.371.3211
Fax: 612.271.3207
www.ballardspahr.com

January 26, 2022

Communications Systems, Inc.
10900 Red Circle Drive
Minnetonka, MN 55343

EXHIBIT 5.1

Ladies and Gentlemen:

We have acted as counsel to Communications Systems, Inc., a Minnesota corporation (“CSI” or the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-260999) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for, among other things, the registration of up to 33,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.05 per share (“Common Stock”) in connection with the merger (“Merger”) contemplated by the Agreement and Plan of Merger dated as of March 1, 2021, as amended by an Amendment No. 1 to Agreement and Plan of Merger dated December 16, 2021 (the “Merger Agreement”), by and among CSI, Helios Merger Co., Pineapple Energy LLC, Lake Street Solar LLC, as the Pineapple Members’ Representative, and Randall D. Sampson, as the CSI Shareholders’ Representative.

In rendering the opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither independently investigated nor verified) of the facts, information, statements, representations, warranties and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other records, certificates and documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below, including the form of Articles of Incorporation of the Company, as amended, included as Appendix E to the proxy statement/prospectus that forms a part of the Registration Statement (the “Amended Articles”), which, subject to approval by the CSI shareholders and filing with the Secretary of State of the State of Minnesota, will (i) amend and restate the Company’s Articles of Incorporation and (ii) become effective prior to the issuance of any Shares.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

We have also assumed that (1) the Registration Statement will have become effective and will remain effective at the time of the issuance of the Shares thereunder, (2) the proxy statement/prospectus describing the Shares will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission, (3) the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Company shareholders, (4) the Company will remain duly organized, validly existing and in good standing under Minnesota law at the time any Shares are issued, (5) the Merger is consummated in accordance with the Merger Agreement, (6) the Amended Articles are filed with the Secretary of State of the State of Minnesota and shall be effective at the time of issuance of the Shares, and (7) all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, (ii) made by officers or representatives of the Company, and (iii) in any documents we have reviewed are accurate, true, correct and complete in all material respects. In addition, we have assumed that all other approvals referred to in the Registration Statement for the issuance of the Shares have become effective and that no shares of capital stock of the Company are issued or commitments to issue capital stock are made by the Company prior to consummation of the Merger, except as expressly permitted by the Merger Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that all necessary corporate action on the part of or on the behalf of the Company has been taken to authorize the issuance of the Shares and, when the Registration Statement has been declared effective and the Shares have been issued and paid for in the manner contemplated by, and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the State of Minnesota and the federal securities laws of the United States. Except as expressly set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein.

This opinion has been prepared solely in connection with the filing of the Registration Statement and may not be used or relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.

In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Ballard Spahr LLP

Ballard Spahr LLP